Exhibit 99.1

Material Handling - Easily and Safely	News Release
140 John James Audobon Parkway Amherst, NY 14228
Immediate Release

Columbus McKinnon Operating Income Expanded 46% on
11% Sales Growth for Fiscal 2012 Fourth Quarter

•	Net sales in the quarter were $159.6 million driven by a 20.0% increase in U.S. sales

•	Operating margin expanded to 8.5%, up 200 basis points

•	Operating leverage was 27.7% in the fourth quarter and 39.1% for the fiscal year

•	Q4 earnings were $0.46 per diluted share; Full year EPS was $1.38

•	Strong balance sheet with $89.5 million in cash and net debt to net total capitalization of 28.4%

AMHERST, NY, May 24, 2012 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2012.

Net sales for the fourth quarter of fiscal 2012 were $159.6 million, up $15.6 million, or 10.8%, from the prior year period.  U.S. sales grew $15.0 million, or 20.0%, to $90.4 million, while sales outside of the U.S. were essentially flat at $69.2 million and comprised 43.3% of total net sales.  Excluding changes in foreign currency translation, which had an unfavorable impact of $2.4 million on fiscal 2012 fourth quarter sales, sales outside the U.S. grew 4.2%.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our diverse product offering, brand strength and market status have afforded us the leading position in hoists and other products in the U.S. and western Europe.  Given the current strength of our markets, we are capitalizing on this leadership and growing our revenues around the world, primarily in developing economies. We are also increasing our presence in key markets such as oil and gas, power generation, mining and entertainment.”

The fluctuation in sales compared with fiscal 2011’s fourth quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$13.8	9.6%
Pricing	$4.2	2.9%
Foreign currency translation	$(2.4)	(1.7)%
Total	$15.6	10.8%

Net income improved 253.8% to $9.0 million, or $0.46 per diluted share, in the fiscal 2012 fourth quarter from $2.5 million, or $0.13 per diluted share, in the prior year period.

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

Higher Volume and Improved Pricing Drove Margin Expansion in Fourth Quarter

Gross profit increased to $44.2 million, or 27.7% of sales, for the fiscal 2012 fourth quarter from $37.4 million, or 26.0% of sales, in fiscal 2011’s fourth quarter.  Gross margin expansion and higher gross profit were driven primarily by higher sales volume.  Increased volume accounted for approximately $5.9 million, or 87%, of the $6.8 million increase in gross profit.  The now completed hoist restructuring program provided an additional $0.8 million.

Selling expenses were $17.3 million in the fourth quarter, an increase of $0.7 million, or 3.9%, when compared with the fourth quarter of fiscal 2011. As a percent of revenue, selling expenses were 10.9% compared with 11.6% in the same period last year.

General and administrative (G&A) expenses were $12.7 million in the fourth quarter of fiscal 2012, up 18.5%, or $2.0 million, from the previous fiscal year’s fourth quarter.  G&A expenses were 8.0% of revenue for the fourth quarter of this year compared with 7.5% for the prior year period.  Increases in G&A included approximately $1.0 million in costs associated with the ERP system implementation and human resource professional services.

Fourth quarter fiscal 2012 operating margin improved to 8.5% from 6.5% in the fourth quarter of fiscal 2011.  Operating leverage was 27.7% in the quarter (defined as the year-over-year change in operating income divided by the year-over-year change in sales).

Mr. Tevens commented, “The leverage we have built into the business through our lean processes and restructuring activities becomes evident as sales expand even as the costs of doing business continue to rise.”

Interest and debt expense was unchanged at $3.6 million for the fourth quarter of both fiscal years 2011 and 2012.

Strong balance sheet provides financial flexibility to support growth initiatives

Cash and equivalents at March 31, 2012 was $89.5 million.  Net debt at March 31, 2012 was $63.6 million, or 28.4% of net total capitalization, compared with $74.3 million, or 31.4% of net total capitalization at March 31, 2011. Total debt at the end of the fiscal 2012 was $153.1 million.  The Company also had $70.3 million of availability on its $85 million line of credit with nothing drawn and $14.7 million of outstanding letters of credit.

Cash provided by operations during fiscal 2012 was $23.6 million of which $10.2 million was generated in the fourth quarter.  Cash provided by operations in fiscal 2011 was $3.3 million.

Working capital as a percentage of sales increased to 17.6% at the end of the fourth quarter of fiscal 2012, compared with 16.9% at the end of the fourth quarter of fiscal 2011.  The Company’s long-term goal remains a 15% working capital to sales ratio.

Gregory P. Rustowicz, Chief Financial Officer, noted, “We are focused on inventory optimization to improve turns and reduce our working capital requirements.  Along with our Lean activities, we expect the ERP system, which will be a multi-year implementation, to also contribute toward our efforts.”

Capital expenditures during fiscal 2012 were $13.4 million compared with $12.5 million in the prior year period.  Fiscal 2012 capital expenditures included $5.2 million associated with the global ERP system initiative.  The Company anticipates capital spending will be approximately $14 million to $17 million in fiscal 2013 with approximately $2.5 million to $3.0 million dedicated to its global ERP system implementation.

Fiscal 2012 review

Net sales for fiscal 2012 were $591.9 million, up 13.0% from the fiscal 2011.  This was a $67.9 million increase over sales of $524.1 million in fiscal 2011.  Volume accounted for $43.7 million of the increase.  Pricing added an additional $13.6 million.  Changes in foreign currency translation provided a positive $10.6 million impact.

Gross profit margin was 26.6% in fiscal 2012 compared with 24.1% in fiscal 2011.  Selling expenses increased by $2.0 million, or 3.1%, compared with last year.  G&A expenses increased $6.1 million, or 15.0%, over the prior year as a result of the new ERP system implementation, variable compensation costs as well as general inflationary increases.  As a percent of sales, selling and G&A expenses decreased to 18.8% during fiscal 2012 compared with 19.7% in the same period the prior year.

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

Income from operations for fiscal 2012 was $45.1 million, or 7.6% of sales, compared with $18.6 million, or 3.5% of sales, in the prior year period.  Operating leverage for the year was 39.1%, realized from higher sales and the benefits of the restructuring efforts.  Fiscal 2012 benefitted from a $1.0 million favorable adjustment in restructuring charges as the gain on the sale of the Cedar Rapids, IA facility that had housed forging operations offset other restructuring costs.  Fiscal 2011 had $2.2 million in restructuring costs.

Mr. Tevens commented, “As a result of our restructuring efforts, we have 500,000 square feet less of manufacturing floor space and lower overhead and direct costs; yet, we have sufficient capacity available for growth.”

Interest and debt expense in fiscal 2012 was $14.2 million, up from $13.5 million in fiscal 2011 due to higher average debt balances outstanding as a result of the January 2011 refinancing.

The effective tax rate for fiscal 2012 was 21% reflecting the U.S. deferred tax asset valuation allowance that was recorded in fiscal 2011.  Tax rates for the Company are impacted by the mix of income or loss among taxing jurisdiction, specifically U.S. versus foreign jurisdictions and the impact of various state taxes within the U.S.  The Company expects the effective tax rate for fiscal 2013 to be in the range of 17% to 22% including the impact of the valuation allowance on deferred tax assets.

Reflecting the strength in sales and margin expansion, net income for fiscal 2012 improved to $27.0 million, or $1.38 per diluted share, compared with a loss of $36.0 million, or ($1.89) per diluted share, during fiscal 2011.

Solid Order Growth Continues

Backlog grew to $114.2 million at March 31, 2012, compared with $89.4 million at March 31, 2011 and $110.3 million at December 31, 2011.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of March 31, 2012, approximately $28.4 million of backlog was scheduled to ship beyond June 30, 2012

Mr. Tevens concluded, “We believe that our strategy to further penetrate emerging economies, while expanding market share where we have a strong presence, enables us to grow at a solid rate.  And, our focus on Lean manufacturing processes and continuous improvement provides significant operating leverage on increasing volume.  Our long-term objective is to achieve operating margins in the 12% to 14% range and believe that this is achievable.”

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization increased to 78.0% in March 2012, up from 75.2% in March 2011 and 77.2% in December 2011.  U.S. industrial capacity utilization increased again in April 2012 to 78.4%.  Eurozone capacity utilization improved during the quarter ended March 31, 2012 to 79.8% from 79.6% during the quarter ended December 31, 2011.  Eurozone capacity utilization was 80.0% in the quarter ended March 31, 2011.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  Their review will be accompanied by a slide presentation which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by dialing 1-888-459-1579, or for those outside the United States and Canada, 1-210-234-7695, and providing the password “Columbus McKinnon”.  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.

An archived recording of the call will be available approximately two hours after the calls completion and until June 21, 2012.  To listen to the archived call, dial 1-866-475-1457 or 1-203-369-1505 for callers outside of the United States and Canada.  Alternatively, the archive can be heard on the Company’s website at http://www.cmworks.com/investors/NewsPresentations.aspx until June 21, 2012.  A transcript of the call will also be posted to the website once available.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com
Financial Tables follow.

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2012	March 31, 2011	Change

Net sales	$159,572	$143,970	10.8%
Cost of products sold	115,330	106,525	8.3%
Gross profit	44,242	37,445	18.2%
Gross profit margin	27.7%	26.0%
Selling expense	17,345	16,691	3.9%
General and administrative expense	12,721	10,737	18.5%
Restructuring charges	-	253	NM
Amortization	559	463	20.7%
Income from operations	13,617	9,301	46.4%
Operating margin	8.5%	6.5%
Interest and debt expense	3,563	3,647	-2.3%
Cost of bond redemptions	-	3,939	NM
Investment income	(194)	(2,021)	-90.4%
Foreign currency exchange loss	178	149	19.5%
Other (income) and expense	718	(442)	NM
Income from continuing operations before income tax expense	9,352	4,029	132.1%
Income tax expense	998	1,621	-38.4%
Income from continuing operations	8,354	2,408	246.9%
Income from discontinued operations, net of tax	643	135	376.3%
Net income	$8,997	$2,543	253.8%

Average basic shares outstanding	19,321	19,068	1.3%
Basic income per share:
Continuing operations	$0.44	$0.12	266.7%
Discontinued operations	0.03	0.01
Net income	$0.47	$0.13	261.5%

Average diluted shares outstanding	19,552	19,317	1.2%
Diluted income per share:
Continuing operations	$0.43	$0.12	258.3%
Discontinued operations	0.03	0.01
Net income	$0.46	$0.13	253.8%

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2012	March 31, 2011	Change

Net sales	$591,945	$524,065	13.0%
Cost of products sold	434,227	398,013	9.1%
Gross profit	157,718	126,052	25.1%
Gross profit margin	26.6%	24.1%
Selling expense	64,860	62,910	3.1%
General and administrative expense	46,677	40,592	15.0%
Restructuring charges	(1,037)	2,200	NM
Amortization	2,074	1,778	16.6%
Income from operations	45,144	18,572	143.1%
Operating margin	7.6%	3.5%
Interest and debt expense	14,214	13,532	5.0%
Cost of bond redemptions	-	3,939	NM
Investment income	(1,018)	(3,041)	-66.5%
Foreign currency exchange loss	316	452	-30.1%
Other (income) and expense	(1,179)	(1,375)	-14.3%
Income from continuing operations before income tax expense	32,811	5,065	547.8%
Income tax expense	6,896	41,411	-83.3%
Income (loss) from continuing operations	25,915	(36,346)	NM
Income from discontinued operations, net of tax	1,052	396	165.7%
Net income (loss)	$26,967	$(35,950)	NM

Average basic shares outstanding	19,272	19,047	1.2%
Basic income (loss) per share:
Continuing operations	$1.35	$(1.91)	NM
Discontinued operations	0.05	0.02
Net income (loss)	$1.40	$(1.89)	NM

Average diluted shares outstanding	19,512	19,047	2.4%
Diluted income (loss) per share:
Continuing operations	$1.33	$(1.91)	NM
Discontinued operations	0.05	0.02
Net income (loss)	$1.38	$(1.89)	NM

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)

	March 31, 2012	March 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$89,473	$80,139
Trade accounts receivable	88,642	77,744
Inventories	108,055	90,031
Prepaid expenses and other	10,449	14,294
Total current assets	296,619	262,208

Net property, plant, and equipment	61,709	59,360
Goodwill	106,435	106,055
Other intangibles, net	15,791	18,089
Marketable securities	25,393	24,592
Deferred taxes	2,824	1,217
Other assets	6,636	7,351
Total assets	$515,407	$478,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$112	$473
Trade accounts payable	40,991	37,174
Accrued liabilities	61,713	56,502
Current portion of long-term debt	1,093	1,116
Total current liabilities	103,909	95,265

Senior debt, less current portion	3,749	4,949
Subordinated debt	148,140	147,867
Other non-current liabilities	99,143	68,645
Total liabilities	354,941	316,726

Shareholders’ equity:
Common stock	193	191
Additional paid-in capital	189,260	184,884
Retained earnings (accumulated deficit)	25,895	(1,072)
ESOP debt guarantee	(975)	(1,407)
Accumulated other comprehensive loss	(53,907)	(20,450)
Total shareholders’ equity	160,466	162,146
Total liabilities and shareholders’ equity	$515,407	$478,872

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Year Ended
	March 31, 2012	March 31, 2011
Operating activities:
Net income (loss)	$26,967	$(35,950)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	(1,052)	(396)
Depreciation and amortization	11,564	11,050
Deferred income taxes	(910)	40,773
Gain on sale of real estate/investments	(1,958)	(2,884)
Loss on early retirement of bonds	-	3,939
Gain on re-measurement of investment	(850)
Stock-based compensation expense	2,913	2,484
Amortization/write-off of deferred financing costs	383	278
Changes in operating assets and liabilities:
Trade accounts receivable	(9,707)	(6,683)
Inventories	(17,347)	(9,848)
Prepaid expenses	3,232	(3,983)
Other assets	544	(1,195)
Trade accounts payable	3,862	4,027
Accrued and non-current liabilities	5,978	1,668
Net cash provided by operating activities	23,619	3,280
Investing activities:
Proceeds from sale of marketable securities	5,747	23,048
Purchases of marketable securities	(5,190)	(16,427)
Capital expenditures	(13,391)	(12,543)
Purchase of businesses, net	(3,356)	-
Proceeds from sale of businesses or assets	1,971	1,182
Net cash used for investing activities from continuing operations	(14,219)	(4,740)
Net cash provided by investing activities from discontinued operations	1,052	396
Net cash used for investing activities	(13,167)	(4,344)
Financing activities:
Proceeds from exercise of stock options	1,436	-
Payment of tender fees	-	(3,154)
Net payments under revolving line-of-credit agreements	(361)	(337)
Repayment of debt	(1,036)	(125,817)
Proceeds from issuance of long-term debt	-	147,844
Deferred financing costs incurred	-	(3,185)
Other	435	443
Net cash provided by financing activities	474	15,794
Effect of exchange rate changes on cash	(1,592)	1,441
Net change in cash and cash equivalents	9,334	16,171
Cash and cash equivalents at beginning of year	80,139	63,968
Cash and cash equivalents at end of period	$89,473	$80,139

Columbus McKinnon Operating Income Expanded 46% on 11% Sales Growth for Fiscal 2012 Fourth Quarter
May 24, 2012

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2012		December 31, 2011		March 31, 2011

Backlog (in millions)	$114.2		$110.3		$89.4

Trade accounts receivable
days sales outstanding	50.6	days	50.6	days	49.1	days

Inventory turns per year
(based on cost of products sold)	4.3	turns	4.0	turns	4.7	turns
Days' inventory	85.5	days	91.4	days	77.1	days

Trade accounts payable
days payables outstanding	32.3	days	33.2	days	31.8	days

Working capital as a % of sales	17.6%		17.5%		16.9%

Debt to total capitalization percentage	48.8%		46.6%		48.8%
Debt, net of cash, to net total capitalization	28.4%		28.9%		31.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250

FY 11	63	64	59	64	250